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On June 16, 2021, Craig Knight, Chief Executive Officer of Hyzon Motors, Inc., participated in a Bernstein fireside chat. A copy of the transcript is set forth below.

Neil:

What I’m going to do... Let me pass over to Craig. Craig, how are you?

Craig:

Very well, thanks, Neil. How are you?

Neil:

Thanks very much for joining us, it’s great to see you again. I think we talked you were down in Australia. Where are you today?

Craig:

I was back in Australia for a couple months. Now I’m Stateside once more, so in Rochester right now.

Neil:

Fantastic. Well, great that you can join us this morning from Rochester. And Craig, I think you’ve maybe got maybe a few maybe introductory comments or slides maybe that you want to go through before we go into the Q&A or should we go straight into question and answer?

Craig:

I’m flexible either way. There’ve been a number of updates that have been pretty visible. We’ve been sharing all the good news of developments, especially in Europe in the last couple months, but certainly, I guess the context, the market development is kind of planning out to our thesis, essentially. Europe’s probably moving a little faster than anticipated, even though it was flagged as the herring, right? We do hope that the Florida’s of the North American market does find an opportunity to catch up at some point.

Neil:

Yeah.

Craig:

Definitely enjoying fantastic traction in Europe from private and public sector, and got our fingers crossed that the environment in the US in particular looks like becoming much more positive for zero emission mobility as well.

Neil:

Yeah. No, absolutely. So we’ve been speaking with a number of companies during our hydrogen conference we had come in on yesterday, and they’re certainly very positive around the level of interest in fuel cell vehicles, but it’s still at a very early stage. In a lot of cases, we’re still at demonstration phase with a lot of companies, but just in terms of what you’ve seen over the last 12 months, Craig, has it surprised you that the level of take up you’re seeing in the market?

Craig:

Yeah. It’s a fair comment that it’s still early stage. It’s definitely early stage, and the way we’ve characterized the adoption of this as a very new and unfamiliar technology to a lot of people, it’s not iterative change, it’s kind of substantial change from what people are used to. We’ve seen typically a three step process to getting any kind of serious uptake. We see that technology evaluation, validation kind of stage where, as you already said, companies demand prototypes, one or two vehicles, that sort of thing.

Craig:

Then we see an effort to really put vehicles into a fleet scenario where driver acceptance, where practicality of fueling and operation and ranges and different things have really validated a bit more substantially. And then we see a genuine effort evolving for fleet emersion basically. We kind of saw those stages through the parent company horizon with the power train work we had done in China, and we’re seeing that play out in multiple scenarios in different parts of the world as companies take one or two vehicles, and then they take five or 10 and then 100’s.

Craig:

There are two things that happened. One is that so many companies in Europe, and eight government agencies have done the ones and twos now, that we’re seeing talk of some vehicle operators saying, “We don’t need that kind of middle stage anymore. We just need to see the first one, put our driver in it, make sure everyone accepts it, and then we’re going to want 100.”

Neil:

Right.

Craig:

Yeah. We’re definitely seeing that happen, where there’s that kind of acceleration in the process, if you like, and much more acceptance to go towards fleet substitution. We’ve had a couple places in Europe recently, we’re engaging with customers about the first one or two vehicles, and they want to already order 10 or 20 or more recently, we’re now seeing [inaudible 00:04:24], a major retailer, they wanted 70 vehicles straight away, subject to the first four vehicles meeting all the various performance criteria. They wanted to commit to 70.

Craig:

So that’s an example of how we’ve seen the process start to become compressed, and I think we’ll actually see that happen in a lot more places, because companies are increasingly looking at third-party validations and saying, “What works for them works for us, because our business is like theirs.” And the other thing we’re seeing is a competitive dynamic, where when one brand owner in a certain factory decides to buy some fuel cell trucks, their biggest competitor calls as well. And we’re seeing some of that take place as well. Hopefully, we’ll see a lot more competitive dynamic amongst fleet operators, because they don’t want to be left out of the race, and they don’t want their own customers to perceive them to be laggards. We have actually started to see some of that already.

Neil:

Yeah. And we’ve heard this from a few other companies. We hear about countries targeting that zero, but corporates in some ways are moving more quickly towards that. Are you seeing companies that say, “Look, if I want to get to net zero by 2030 or by 2040, how can I get that done?”

Craig:

Yeah. Definitely. And some big, big users of fuel too. [inaudible 00:05:49] one of the major companies in Australia that use so much fuel it’s embarrassing. Butt loads of the stuff, and they’re targeting quite aggressive elimination of diesel in some of these situations. We’re talking about very, very substantial amounts of equivalent that need to be provided in the next 10 to 20 years.

Neil:

Yeah. So when you look across the world, I mean, you mentioned Europe, you mentioned Australia, but we’ve got China targeting one million fuel cell vehicles by 2030, I think Japan’s 800,000, I think Korea’s an even higher number that by 2040. Where are the markets that you’re seeing most activity at?

Craig:

Sure. Japan, Korea, China. That was first wave of hydrogen mobility there. Japan and Korea are much more focused on passenger car technology development and uptake. Lots of stations where you can pull in and fill your [inaudible 00:06:51]. China was much more about urban pollution abatement so they went after the heavier vehicles, the buses that do two driver shifts a day and delivery trucks that do two driver shifts a day. They hadn’t been able to get them off diesel and onto batteries already, which is what had happened for a lot of lower utilization vehicles, they’re already on batteries in China and have been for a long time in most cases. I’m sure many people listening in have been to China and almost been run over by the delivery trucks and delivery vans that don’t make any sound and you’ll step off the curb because you don’t think there’s a vehicle there.

Craig:

There are literally millions of battery powered electric small vans, cars. Hundreds of millions of electric scooters and all the rest of it in China. Allocation’s a very good thing, and obviously, with China, the push towards hydrogen was very high, it was actually stuff that’s very busy in the urban areas that’s making a disproportionate contribution to the air pollution. That was a bit of a different mandate and a different focus area, but it was a great thing to be a part of from the start, which is what Horizon, they joined the parent company in Hyzon. That was a fantastic opportunity to be on really the first global wave of commercial vehicle adoption on hydrogen.

Craig:

What we’ve seen is Europe’s pretty clearly in second wave. We’re seeing a lot of activity in Australia, where there’s some companies moving at a similar pace. We really North America is kind of a third wave on that transition.

Neil:

Right. But in terms of the market segments, I think with Hyzon, we’re talking heavy duty vehicles, so this is trucks, buses, primarily is the core market that you’re aiming for, but that’s a pretty broad market [inaudible 00:08:45] from Class 1 to Class A trucks. And obviously buses versus trucks. What segments of the market are really traction in your eyes?

Craig:

Two partial answers to this question, Neil. One is what segments are the most interesting to us, and those are the heaviest possible vehicles that have the heaviest possible utilization. Preferably payload imperative. So carrying weight has been important to some of these companies, like the guys delivering liquids and so on. Basically, accommodate more weight for batteries and so on if they want the payload to be evident.

Craig:

We go after concrete trucks and garbage collection trucks, and refrigerated food delivery truck vehicles that are carrying wet cargoes and fresh foods and all that sort of stuff. There’s a parasitic load on the refrigeration in the back and so on. Then you can run everything off hydrogen and it’s a lot more efficient than running it all off [crosstalk 00:09:51] Especially high processing load type applications. A lot of stop and start, which is very inefficient on diesel. With two driver shifts a day, that’s ideal for hydrogen, because you really can’t get enough diesel any type of way with those kind of scenarios.

Craig:

In terms of uptake, it’s visible and happening at pace now. Actually, those kinds of vehicles like the garbage trucks, it has evidence for some of the European tenders. Some other more commercial uses, corporate uses are much more focused on urban delivery type stuff, and not small trucks but at least the Class 6’s, 7’s usually defined in the US, but the large region kind of truck.

Craig:

For Hyzon, we’re going after, the primary is the Class 8’s. The heavy rigid Class 6 is a good indicative size. And then coach buses are a target for us, because it’s a lot more difficult to power a coach with a fuel cell than it is to power a city bus with a fuel cell. So a city bus average speed is usually somewhere between 15 and 25 kilometers an hour, and the power requirement from the driving of the vehicle is less than 20 kilowatts. This is easy to do, lots of people can do that, but for a coach bus sitting on the main way at 95, 100 kilometers an hour, the power needs more like 80 to 90 kilowatts. That’s harder to do for a lot of companies in the fuel cell space and in the fuel cell bus space, frankly. We tend to focus on the applications that are higher power.

Neil:

Right. And of course, I think I know the answer to this one. Got a question coming in just off the internet, Craig. [inaudible 00:11:37] indications for long haul or for regional distribution trucks?

Craig:

We have agreements to trial point to point logistics, like middle mile logistics I think most people usually call it. So DC to DC, distribution center to distribution center kind of thing, or like a regional distribution center to [inaudible 00:12:02]. Those kind of applications, but not for generic long haul, because the hydrogen infrastructure is just not there in many cases at all.

Craig:

Generic long haul, small trucking business that own a handful of trucks and work as a subcontractor to the big companies and that sort of thing, that’s not a target for us. We still definitely are going after larger fleets that function on a back to base type of basis or a point to point middle mile basis.

Craig:

Great question. We think that that application, that market, will adopt as a derivative of the success in the back to base markets, and the back to base markets will basically justify the investment in the hydrogen infrastructure, bring down the cost of the hydrogen through that scale, and it’ll also lead to the build out of very commercially viable filling infrastructure. So back to base operations create very viable hydrogen hubs, and lots of viable individual hubs obviously become a network, and that’s our vision.

Neil:

Right. And in terms of, I’m sure you get asked this question all the time, but TCO... [crosstalk 00:13:20] TCO priority [inaudible 00:13:26]. I’m sure you get asked this every meeting. We had comments last night saying they thought it would be 2027 to 2032 I think it was, some will say 2025 to 2030. Do you have a view, and I guess it’s different in every market, but how would you characterize it?

Craig:

I don’t like the dark in the wall or whatever. It’s a single figure just because it’s nonsensical, in my view. In Germany, for example, with the cost of fuel and the availability of curbside electricity, one set of dynamics around making grade hydrogen and putting it into vehicles and trying to hit a decent priority, that’s a very different thing to doing it in Texas or California or New Hampshire or Tasmania.

Craig:

We are strong believers in the very strong localizing force of hydrogen, as a lot of people have heard me say. Hydrogen is not expensive to make. It’s actually very cheap to make, and it’s made in all corners of the world for less than $1 a kilogram from natural gas. In refining and steel making and fertilizer production and so on. But it’s expensive to move. It’s also expensive to compress. So localized production hubs, close to the point of any substantial demand, whether it’s a distribution center, a seaport, an airport, a landfill site that’s got lots of refuge trucks coming in and out. This sort of thing.

Craig:

Any hydrogen production close to a significant demand location is going to be very interesting, because you minimize all those parasitic costs. We meet the leaders in hydrogen hubs where you pursue the most attractive local production needs. It could be solar, because you have a bunch of curbside solar, it could be wind, it could be nuclear thermal, because you’re sitting on free power 10 hours a day. It could be hydro, it could be waste.

Craig:

And we’ve recently announced that people might have seen the press release on [inaudible 00:15:42] collaboration in California, and we are working with [inaudible 00:15:46] and some other companies with waste to hydrogen technologies that will enable us to access hydrogen which see us hand our customers running zero emission vehicles a set of TCO numbers that can match or beat diesel within two years, and that’s a specific use case, a specific location, and can I tell you I can do the same for a customer in Spain tomorrow? No, but for these customers in California, close to my hub of production, absolutely their TCO will meet diesel. We have no reservation about that, but TCO will meet diesel, and that’s within 18 to 24 months. No problem.

Neil:

Yeah. We’re getting close to diesel priority in some markets. In terms of getting the cost of the fuel cell vehicle itself at the same price, we’re still some way off. I was in a call with Randy MacEwen from Ballard. He talked about $100 a kilowatt being the magic number. Do you have a magic number when it comes to what that fuel cell cost needs to be roughly, and where are we today?

Craig:

Yeah. Look, if we can get to Randy’s target number of $100 a kilowatt, it’s still a little above the targets the [inaudible 00:17:05] laid down some years ago, but given that that was for massive [inaudible 00:17:10] for things like [inaudible 00:17:12] that’s a different base, and it actually highlights my reservation of talking about the capital cost of the fuel cell, because there are two aspects to that that I would like to highlight. Obviously, Randy’s target is very meaningful for mass commercial adoption, and Ballard are a formidable player in the space, so obviously we respect them a lot.

Craig:

The two things that I would say about that are the whole of life consideration around fuel cells, in terms of genuine sustainability, is not yet appreciated nor valued. And when people compare a holistic cost of driving on an alternative system, whether it’s diesel or battery or whatever, they are frequently looking at the total cost of the alternative, nor the total cost of the fuel cell, but the total value of the fuel cell is higher because of the completely reusable nature of fuel cells. So we like to characterize it as a cradle to cradle technology, which is very different battery technologies, which you react these scarce materials to create special chemistries in the batteries, and actually it’s quite a process to undo that and reclaim the usable materials in the batteries. Everybody knows that.

Craig:

In a fuel cell, it’s an extremely simple process to repurpose everything in the fuel cell and reclaim the platinum and all the rest of it, and that’s a fundamental property of fuel cell technology, as [inaudible 00:18:51] will tell. So that’s not unique to us, and Ballard have written great papers about that too, frankly. So that’s the first aspect of it.

Craig:

The second aspect is that when you look at cost, what matters is to a fleet operator, is the cost of running their business, the cost of driving a mile, the cost of crossing the country, whatever. And that’s not about the capital cost of the fuel cell. It’s about what does that truck cost over five years or 10 years if you keep it? And that’s not only a function of the capital cost and the fuel and the maintenance and all that stuff, but very substantially, the cost of refurbishing those fuel cells like I just mentioned, the whole of life consideration, not only from an ecological, a genuine full accounting value of the mining, the implications of some of the mining activities on the [inaudible 00:19:42] and whatever, and disposable, bur also the actual dollar cost of refurbishing [inaudible 00:19:49] back on the road.

Craig:

So I would argue that it’s the whole of life vehicle cost that is going to look very attractive far sooner than we get to $100 a kilowatt, and $100 a kilowatt may or may not even be important compared to the cost over 10 years, five years, whatever. And that’s why our fuel cells are designed to be in commercial vehicles and provide a longer battery life, as opposed to some of the fuel cells which are designed for passenger cars, and will wear out in reasonably short order in trucks. That’s just a fact, and they have to get changed. Then you have battery [inaudible 00:20:28] cost and whatever. Still, you can make [inaudible 00:20:30] absolutely. But that comes at a cost too.

Neil:

Yeah. No, absolutely. And as you know, the fuel cost is about, what? 70% of the total cost of ownership of a truck or [inaudible 00:20:41]

Craig:

Yes, if you take the driver out... [crosstalk 00:20:45] If you take the driver out, the fuels are overwhelming kind of thing. [inaudible 00:20:49]

Neil:

Yeah, yeah, yeah. And you make, maybe just part of the Horizon group, as I understand it, make your own fuel cells to go in your own fuel cell trucks. What is unique about the fuel cells that you make?

Craig:

I think power density is quite differentiated on our fuel cells, as customer will tell you, and the fact that we’ve put the only 150 kilowatt fuel cell modules, which result in a net system power output at 120, 130 kilowatts, something in that range. You don’t get all the power out of there because systems running around it. We’re the only fuel cells like that running trucks of over 40 metric ton combined vehicle mass doing regular service. They were deployed by Horizon customers in China, and that was really the experience base that convinced us we needed to get more creative and go downstream into the triple applications with this technology, because it was quite differentiating and it was impossible to find anybody else that was doing steel deliveries and port truck operations, all that sort of with vehicles. 30, 35, 40, 42 metric tons running reliably on fuel cells.

Craig:

So I think it’s the power density that enables it to do that stuff, really. And then durability is a second thing, but that dictates ultimate whole of life cost, durability.

Neil:

And efficiency? Efficiency in the fuel cells?

Craig:

Efficiency between our fuel cells and others is not a huge differentiator along the power curve, but one very good thing about having very high power fuel cells is that you can set your algorithms for the fuel cell to run in a more efficient mode. So if you compare the power cores [inaudible 00:22:50] to different fuel cells, very little difference on efficiency, frankly. But fuel cells are most efficient at low power. That’s a function of their complexity.

Craig:

So if I’ve got 120 kilowatt fuel cell in a coach bus, and other people are trying to do that application with a 60 or 70 kilowatt fuel cell, my [inaudible 00:23:09] would be substantially more efficient. If you look at the curve, it doesn’t look different, but in operation, a fuel cell is most efficient when you have it running lower on its power curve. So a 60 kilowatt fuel cell running 50 kilowatts is nowhere near as efficient as my 100 kilowatt fuel cell running 50 kilowatts. And it never can be, just because of the chemistry.

Neil:

Okay. We’re going to take a couple questions from the internet. The first one is, what are the metrics you look at in whole of life numbers? You’ve answered that, the power density and the durability.

Craig:

What about whole of life cost or whole of...

Neil:

Yeah. The whole of life numbers is the question.

Craig:

Yeah. If we’re looking at those end to end cost structures, obviously the capital cost, the maintenance cost of the fuel cell. We think one of the things that’s underappreciated is unplanned time off the road, which almost gives away when you go from diesel to any form of electric, whether it’s battery electric or fuel cell electric, they’re just a lot more reliable and they talk. Every module is sharing information about it’s health at every moment, so you can anticipate repair requirements and module switch out is much better than you can in a diesel vehicle, which has a mechanical failure, then it has to be diagnosed and the vehicle could off the road. That just almost never happens in any kind of electric vehicle.

Craig:

So actual time off road cost, planned maintenance cost, capital cost as I said, then you’ve got fuel, which is a very big thing, and we play an active part in helping the customers access affordable fuel, which is why we’ve announced that hydrogen hubs initiative from using waste processes, and just this week, in the last two days we announced we’ve hired a former [inaudible 00:24:59] McKenzie partner from their energy practice to lead the hydrogen hub strategy and the rollout of lots of hydrogen hubs with partners. And this will ensure that fleet operators have access to cheap hydrogen. So that’s super important.

Craig:

And then finally, actually in the whole of our cost, you got to think about refurbishment, because you got to think about how to get a million miles out of the vehicle. So it means getting refurbishment if it’s possible for some of the things that were in there that are worn out. Frankly, we’ve designed the fuel cell so that they last a similar round of times for diesel engines. So you can get up to about a million kilometers, 700,000 miles, this sort of thing with a single fuel cell stack providing the vehicle as they specified and designed, preferably for applications. So that shouldn’t be a major cost in the calculation.

Neil:

Okay. We got a question on the competitive landscape. A number of companies have obviously come into this space, and then you enter into here, we’ve got obviously in companies like Toyota and as you said, more on the passenger vehicle side, but also some truck offerings as well. [inaudible 00:26:14] We’ve got companies like Plug Power coming into the space. How do you see the competition within the market? And particularly with respect to [inaudible 00:26:31]. Obviously some are doing it currently, some will be buying it from third-parties.

Craig:

Yes. Thankfully, there’s a lot of energy and investment going towards this fossil fuel substitution for mobility, because it’s a very big mountain to move. Frankly, us individually with our little shovel and little spade, we’re not going to be able to move that mountain on our own. So we need a wholesale change in the market, and we love to see the companies announcing their intentions to work in this technology because it really is a substantial task ahead of us.

Craig:

Now, in terms of our capacity to compete in the space, we have a pretty clear focus based on our technology position, and we do believe that in the coming three years, we will put more vehicles onto the road in Australia, Asia, Europe and also America than any vehicles, than anybody. The reason we believe is because we’ve already got the experience with the heavy vehicles, we’ve got the fuel cell technology in house, we work with willing parties who provide what we call the non-core parts of the vehicle. The [inaudible 00:27:51] doors, seats, all the rest of it.

Craig:

That means we don’t have a four year process to build the vehicle from the ground up, which is what it is to build the vehicle from the ground up. We have willing partners who as the providers of the gliding kits, but the truck behind [inaudible 00:28:11]. It’s a DAF based truck. It’s not a secret, it’s a DAF truck with a different look and feel. It’s got eyes and a skin on it, but it’s a DAF based truck and that’s not a secret. And we work with Paccar to make sure that we’ve got a reliable supply, that we have a network of after sales and all the rest of it. So we work on some of those arrangements in other countries as well. Some of them are not yet public.

Craig:

These are the kinds of arrangements that enable us to move quite quickly, and to put trucks in the market that are familiar truck, a proven truck, with a proven but totally different power train, and that’s it. By combining mature elements into a new combination, this is much faster than creating something from the ground up. And we also believe it leads to the significant customer acceptance in the beginning too. They’ve got a familiar vehicle, they know the workshop, they know all this sort of thing.

Craig:

For commercial fleet operators, it’s all about keeping the truck running. Knowing that you’ve got a truck that works and knowing you’ve got the workshop down the road that always does a good job fixing it, and all this sort of stuff. It’s super important in commercial vehicles. So we try to cherry pick from the options available to us, and therefore we believe in the next three years we will deploy far more vehicles than anybody else through that methodology. What that’s doing for us is it’s actually growing our competitive moat, because we’re gaining more experience, more data, more partnerships, after sales networks, sales networks, customer loyalty, repeat orders, et cetera, et cetera.

Craig:

We believe that the next three years is a time when there is almost no competition for a lot of what we do. Not quite, but almost no competition for a lot of what we do. And we will use that to grow our competitive moat.

Neil:

Right. Yeah, I think you’ve answered some of this already, but I’ve got another question here from the internet. What are the practical steps to rolling out trucks into commercialization?

Craig:

Yeah. It’s not a five minute exercise. But fortunately, commercial vehicles are something that already are frequently made through a slightly fragmented supply chain. It’s very different to the Toyota Camry production line, or even a Toyota production line or whatever. They’re highly integrated activities. Trucks are frequently a bit more fragmented than that, and that’s a function of the fact that the applications for commercial vehicles are so wide and varied that the customer requirements are so wide and varied as a result.

Craig:

And so a lot of vehicles are deployed through outfitters, customizing workshops, like front end modification in the States has capacity to push out 50 to 60,000 trucks a year. And a customer can specify a certain type of engine, a certain kind of transmission, a certain sort of suspension, different dimensions with the frame [inaudible 00:31:26], et cetera, et cetera. There’s all sorts of stuff you can specify in the truck, and it just gets done.

Craig:

And that slight fragmentation in the way that the vehicles come together and [inaudible 00:31:36] market, provides an opportunity for a new player like Horizon to inject itself when they’re contribution the core technology that is going to determine the performance of the vehicle, fuel efficiency of the vehicle, and the durability of the vehicle. These are huge factors in the success of the vehicle. We contribute those key things into what we consider reasonably demonetized non-core elements of the vehicle, and work with supply chains that already exist.

Neil:

Right. Another question, what is most important in a fuel cell, power density or volume metric density?

Craig:

Power density can be measured by three different things. It’s a very good question because sometimes the power density time is not at [crosstalk 00:32:21] It’s not nearly what we’re [inaudible 00:32:24]. Even with the viable [inaudible 00:32:28] and the implication from having the best power density, an advantage power density in one or the other measures has different potentials.

Craig:

Power density by single cell is how effectively you use the power in a single lap of your membrane, the MEA. The multilayer MEA, the membrane electrode assemblies, is where the magic happens in every fuel cell, and there’s lots and lots and lots of those stacked up with bipolar plates in between. The membrane is where the reaction occurs, the bipolar plates feed the membranes with the media they need. They need hydrogen on one side and they need air on the other side, so the oxygen can react with the hydrogen.

Craig:

The magic in the fuel cell is in the MEA, and a lot of the power density characteristics of single cells come really from the MEA design, the catalyst, the active area within that membrane and all the rest of it. Single density by surface area on the MEA’s is extremely important measure, because if you have high power density on an MEA, then you may need less of those stacked to make 100 kilowatts for example. If you have less cells, you’re spending less money to build a stack.

Neil:

Yeah. [inaudible 00:33:48]

Craig:

That’s very important. Cost structure is substantially driven by single cell power density, and by surface area, power density on the single cells. The next thing is the thickness of each single cell, which consists of that MEA and the rigid plate to move the media through. That’s extremely important, but you don’t want to sacrifice durability, and basically all of the passenger call fuel cells around the world use a stainless steel plate design typically, and that’s not as durable as graphite, like what you’d find in some other fuel cells that are out there that are well proven, and our patented hybrid plate structure takes advantage of graphite on one side of the plate and uses a coated titanium sub-structure on the other side. And this enables us to achieve that really long lifetimes in the stack for peak operation, compared to something like a stainless steel alternative.

Craig:

And David Hartman is all about this. And then in terms of how you get to high volume metric power density, you had the smallest possible stack, which is basically thin cells and less cells. And then for gravimetric power density, which is... So volume metric is very important in the packaging envelope, especially for things like passenger vehicles, because it’s [inaudible 00:35:14] Slightly less important in the commercial vehicles, but the cost structure is super important. So less cells is very important.

Craig:

And then finally the gravimetric power density is dictated by how much material is in there. And obviously, if you’re using less cells, you’ve got a fair chance to be lighter, and then if you’re using material which is lighter, like a titanium versus a stainless, that type, it’s lighter as well. So you have a chance of making a lighter fuel cell, which is then attractive for fuel efficiency in a high utilization vehicle anyhow, but it’s also super attractive for things like aerospace applications.

Neil:

Yeah. Tell me about your hydrogen strategy. We see some companies being quite willing to go quite far downstream to solve this chicken egg problem that we often see with hydrogen, which is, I’m sure you’ve faced this many times in your business, a company wants to maybe purchase a hydrogen vehicle and probably the same as [inaudible 00:36:13] the hydrogen, and from Craig. [crosstalk 00:36:15]

Neil:

And some companies have really adopted a very integrated approach to that, whereas other companies have taken the approach which is once again, getting into the hydrogen adoption business is a very capital intensive business to get into. All while others do that. How do you think about it in Horizon?

Craig:

Fortunately, there are these wonderful things call banks, and they have access to lots of capital. And they are very willing to invest in infrastructure, providing there is the usual dependable offsite type scenario. In terms of how we view the way the market would evolve, at the moment, we’re selling to customers that already got access to hydrogen or they’re actively solving the hydrogen supply challenge. So we’re supplying to companies building their own green hydrogen prevention, we’re supplying to companies in Europe who have access to have a commercial station down the road, that sort of thing.

Craig:

That’s all well and good to get started and get a few vehicles out there, but frankly, the availability of hydrogen is not the big crisis, as everyone knows. Therefore, the second phase of adoption which can get to bigger numbers depends on us helping address the hydrogen supply challenge with our customers, and on that front, where they’re happy to have a slightly different approach to many, but fortunately, because Horizon will be behind the deployment of probably more on road vehicle demand creation opportunities for hydrogen than anybody in the next few years, we have a lot of opportunities to partner and form some partnerships that have a lot of value in them in terms of hydrogen production technologies and cost structures.

Craig:

If you put 1,000 Toyota Mirai’s out into typical consumer’s hands, they’re going to use a few kilograms a week of hydrogen. If we deployed 100 trucks, we use three or four tons a day of hydrogen. So in terms of demand creation, the commercial vehicle space for hydrogen infrastructure is a totally different beast to passenger cars, because the other thing is the passenger car goes anywhere. You need a bunch of stations just to supply those thousand cars, whereas we need maybe one for our 100 trucks, because there’s many depots running 100 trucks.

Craig:

It’s a very different beast, especially to the passenger care scenario, and I already mentioned before about our view on the hydrogen. We think you have to have a strategic and selective approach to hydrogen production based on the location, the available resources, and the off take scenario and therefor scaling it appropriately. We believe in ensuring that the demand side is a reasonably match for the supply side, so you’re not creating an asset that struggles to hit reasonable levels of utilization, because you’re building the capacity to serve the demand you’re creating.

Neil:

Right. Turning maybe slightly to a different topic, battery electric vehicles and the competition from batteries, I think you held a strong view on this, I’m sure Craig, but we’ve seen I think certain companies talk about expanding the battery electric vehicle offering into light to medium trucks, and in some cases heavy duty trucks. There are certainly a lot of questions from investors around where is the boundary between fuel cell vehicles and batteries going to be drawn?

Craig:

Frankly, we need batteries. A lot of these batteries for electrification, don’t get me wrong. Our view of the mobility opportunities is it kind of narrows the Toyota and Hyundai match to a fair degree, which we find quite logical. Toyota and Hyundai are both very public about the fact that they view the lighter vehicles, especially the personal use for light vehicles is clearly a battery electric space for quite a while into the future, and the further up you go on weight and utilization, it becomes increasingly difficult to equip those vehicles with only batteries to get off fossil fuels.

Craig:

We think that that’s a sensible mantra to have. There are many cases where you simply don’t have time for a vehicle to be off the road because it’s extremely highly utilized and there are some time critical things to do. You got to keep to the bus schedule, you got people on the side of the road or you got to do whatever you go to do, you got to get the food to the restaurant before they open for dinner and all that sort of thing, right? You can’t just choose to charge for an hour.

Craig:

So there are many use cases where it makes sense for hydrogen because of the high availability on the vehicle. The fact that routes aren’t comprised compared to diesel routes, this is something I hear frequently. Companies try batteries in certain trucking, especially lighter trucking and some of the bus applications, and they work fine for some portion of their activities, but almost invariably every fleet operator will say that the battery vehicles have limitations in their operation. Very genuine ones relating to infrastructure, space, charging capability, grid connect, grid limits, grid power draw limits, all sorts of stuff, and route duration, number of hours the driver can be out there doing his work before he’s got to come back to charge and all that sort of stuff.

Craig:

What we are after is the sweet spot for hydrogen. We just stay right out on the curve with high utilization heavy duty. And we believe over time what the focus and the commercial uptake in those heavy mobility applications will do is force such dramatically improved economics around hydrogen, and some of the systems around the fuel cell electric vehicles in that you expand the relevance of hydrogen further down the curve over time. And in our view, 10 years from now, every driven mile on hydrogen will be cheaper in most scenarios than any driven mile on electricity.

Neil:

That’s a very provocative comment. Yeah. Turning to, again, some questions on the internet here, what is Paccar’s financial interest in Hyzon being a leader in fuel cell vehicles?

Craig:

No financial interest, there is no financial interest. There’s no shareholding by Paccar in Hyzon. I mean, obviously, a lot of conversations go on, but there’s absolutely nothing there. I don’t want to mislead anybody on that.

Neil:

Right. And who owns you? Is Hyzon separate to Horizon?

Craig:

Yes. Hyzon is still largely owned by Horizon. We have our own shareholders that came in not long after we set the business up, but we’ve signed a merger agreement with [inaudible 00:44:08] company and that’s been going through the usual digestion process with the SEC and so on. The SEC had some rule changes around financial treatment of warrants and things, which resulted in refiling paperwork with the SEC, but at this stage, we do expect to finalize that transaction in the first half of July, which means that the DCRB ticker will convert to HYZN and we’ll be off and running as a public company on the next step in July.

Neil:

Okay. That’s fantastic to hear. In terms of the outlook, Craig, you’ve got some very strong targets that you set to increase revenue, like $3.2 billion by 2025 and sell around 10,000 units a year, if I’m correct. How’s that looking at the moment? Obviously, that’s only four years out, but you’re quite confident that you can get there or is it still a lot of uncertainties?

Craig:

This year has been an interesting year. Not to mention [crosstalk 00:45:25] That process and other things. So having access to a much bigger capital pool a little earlier would have been helpful, but we’ve been executing to our plan. And the other thing we’ve had to do is order a lot of work in progress materials earlier than we would normally have had, because of supply chain challenges in the market and all the rest of it. I’d like to remain a little conservative on this but providing there are no more nasty surprises in supply chains and those kind of things, we’ll definitely hit this year’s targets.

Craig:

We see ourselves making this year’s goal, making this year’s targets, and we are working very hard to have the foundations there so that next year’s targets are very achievable. I do believe that a lot of next year’s sales will be pretty firm well before the end of this year. I think our [inaudible 00:46:22] will have a very good idea of what next year looks like, simply because there are substantial lead times on development for a lot of this stuff.

Craig:

We’ve publicly stated that our [inaudible 00:46:31] has been growing reasonably well and kind of in line with some expectations. We see that the main challenge for us is not in the next 12 to 18 months, it’s in the 24 to 30 month timeframe, because this is where we’ll really go through a bit of an infliction point, and in scaling some of the operations side, and while we have a lot of experience, frankly, with the management team on board, we’ve got a lot of experience in scaling fuel cells in particular, we’ve been building the team with more and more experience on the operation side for a lot of the vehicle design optimization, electric drive integration, all that stuff. We’ve been building that out, but it remains an execution risk that we’re very comfortable with, but it remains an execution risk.

Craig:

I think for the 12 to 18 months, things are very much on track and we can foresee how the results looks. Beyond that, it’s still more a challenge, but we’re up for the challenge, and frankly, that’s the whole reason we’re here. It’s a phenomenal opportunity to leverage technology that the core team have worked on decades, but now finally the world’s asking for it. And I sometimes explain to people that what you’re backing with Hyzon is a management team who’ve gone through thick and thin on hydrogen to a great extent, and we survived within Horizon. George and I survived within Horizon for a long period of time when nobody was asking for fuel cells.

Craig:

Nobody asked for fuel cells. They were just looking for solutions to power problems. We were offering fuel cells, and we were selling fuel cells and we were making them viable, and making money and all that stuff. Most fuel cell companies have never learned what it is to make a meaningful margin. We were making money and all that stuff while continuing to improve our [inaudible 00:48:29], continuing to file more and more patents, continuing to develop the team, scale the production and all the rest of it, automate over time. That’s a fairly unique set of DNA in the space. We kind of know what it takes to survive, we know what it takes to continually innovate to survive, and we bring that. We bring that to this business.

Craig:

We think that’s highly valuable in a market that’s still early, still a little uncertain and still has a lot of challenges.

Neil:

Yeah. Well, Craig, unfortunately we’ve run out of time. Listen, it’s been great to have you this morning. Thank you very, very much for joining. We wish you all the best for the rest of the year and with your listing in July, and we look forward to speaking to you again to get an update on the story later in the year. With that, thank you, Craig. That brings us to the end of the session, so the next session is with...

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Forward Looking Statements

The information in this filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this filing, regarding Decarbonization Plus Acquisition Corporation’s (“DCRB”) proposed acquisition of Hyzon Motors Inc. (“Hyzon”), DCRB’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this filing, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, DCRB and Hyzon disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. DCRB and Hyzon caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either DCRB or Hyzon. In addition, DCRB cautions you that the forward-looking statements are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and Plan of Organization, dated as of February 8, 2021, by and among DCRB, DCRB Merger Sub Inc., and Hyzon, any PIPE investor’s subscription agreement, and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, COVID-19 and other public health events), as well as management’s response to any of the foregoing; (ii) the outcome of any legal proceedings that may be instituted against DCRB, Hyzon, their affiliates or their respective directors and officers following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of DCRB, regulatory approvals, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts DCRB’s or Hyzon’s current plans and operations as a result of the announcement of the transactions; (v) Hyzon’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the pace and depth of hydrogen vehicle adoption generally, and the ability of Hyzon to accurately estimate supply and demand for its vehicles, and to grow and manage growth profitably following the business combination; (vi) risks relating to the uncertainty of the projected financial information with respect to Hyzon, including the conversion of pre-orders into binding orders; (vii) costs related to the business combination and the PIPE investment; (viii) changes in applicable laws or regulations, governmental incentives and fuel and energy prices; (ix) the possibility that Hyzon may be adversely affected by other economic, business, and/or competitive factors; (x) the amount of redemption requests by DCRB’s public stockholders; and (xi) such other factors affecting DCRB that are detailed from time to time in DCRB’s filings with the Securities and Exchange Commission (the “SEC”). Should one or more of the risks or uncertainties, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in DCRB’s proxy statement, which was initially filed with the SEC on March 17, 2021, and its periodic filings with the SEC, including its Annual Report on Form 10-K for annual period ended December 31, 2020. DCRB’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Stockholders

In connection with the proposed business combination, DCRB initially filed a proxy statement with the SEC on March 17, 2021. Additionally, DCRB will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of DCRB are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they contain or will contain important information about the business combination and the parties to the business combination.

Participants in the Solicitation

DCRB and its directors and officers may be deemed participants in the solicitation of proxies of DCRB’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DCRB’s executive officers and directors in the solicitation by reading DCRB’s Annual Report on Form 10-K for the annual period ended December 31, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of DCRB’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, is set forth in the proxy statement relating to the business combination.